Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT, dated as of August 13, 2014 (the “Agreement”), by and among ATSCO HOLDINGS CORP., a Delaware corporation (“Purchaser”), Purchaser’s parent HY-TECH MACHINE, INC., a Delaware corporation (“Parent”) AIR TOOL SERVICE COMPANY, an Ohio corporation (“Seller”), and RICK J. SABATH (“Shareholder”).

RECITALS

Seller is in the business of designing, engineering, reverse engineering and manufacturing pneumatic motors and tools for numerous applications (the “Business”).

Subject to the terms and conditions of this Agreement, Seller desires (and Shareholder desires to cause Seller) to sell to Purchaser, and Purchaser desires to Purchase from Seller, substantially all of Seller’s Assets.

Shareholder is the sole shareholder of Seller and is willing to undertake the obligations provided for herein in order to induce Purchaser to enter into this Agreement.

NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CONSTRUCTION; DEFINITIONS

1.1        Construction. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections,” “Schedules,” “Appendices” and “Exhibits” shall be deemed to be references to Articles and Sections of Schedules, Appendices and Exhibits to this Agreement unless the context shall otherwise require. The words “to the Knowledge of the Seller,” or phrases of similar import, mean the actual knowledge of Shareholder, or any director or officer of the Seller, including facts of which any such Person, in the reasonably prudent exercise of his or her duties, should be aware, after due inquiry. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided for herein, any reference to “days” shall mean calendar days. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided herein, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion, which shall be final, conclusive and binding. All references to amounts denominated in dollars shall mean U.S. dollars.

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1.2        Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all accounts (including accounts receivable), notes and employee loans receivable, and all security, Claims, remedies or other rights related to any of the foregoing.

“Accounts Payable Certificate” shall have the meaning set forth in Section 6.6.

“Action” shall mean any notice, action, cause of action, lawsuit, audit, suit, proceeding, arbitration, Claim, dispute, inquiry, investigation, litigation, hearing, citation, summons or subpoena of any nature, civil, criminal administrative regulatory or otherwise, whether at Law or equity.

“Adjustment Amount” shall have the meaning set forth in Section 2.3.4(b).

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.3.5.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment and Assumption Agreements” shall have the meaning set forth in Section 6.5.

“Assignment and Bill of Sale” shall have the meaning set forth in Section 6.4.

“Assignment of Intellectual Property Rights and Intangible Assets” shall have the meaning set forth in Section 6.4.

“Assumed Obligations” shall have the meaning set forth in Section 2.4.2.

“Assumed Payables” shall have the meaning set forth in Section 6.6.

“Assumed Warranty Obligations” shall have the meaning set forth in Section 10.1.

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(i).

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“Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Base Net Working Capital Amount” shall mean an amount equal to Eight Hundred Fifty-Eight Thousand Six Hundred Eighty-Nine Dollars ($858,689).

“Bodies” shall mean any federal, state, local or foreign governments or political subdivisions thereof, or all agencies, instrumentalities, departments, commissions, boards or bureaus of such governments or political subdivisions, or any self-regulated organizations or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Books and Records” shall mean all information, files, books, records, data, plans and recorded knowledge, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Body), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property.

“Business” shall have the meaning set forth in the Recitals.

“Cash Payment” shall have the meaning set forth in Section 2.3.4(a).

“Certification Assignments” shall have the meaning set forth in Section 6.7.

“Certifications” shall mean all product certifications and ratings.

“Change of Name” shall have the meaning set forth in Section 6.13.

“Claim” shall have the meaning set forth in Section 11.2.3(a).

“Claim Notice” shall have the meaning set forth in Section 11.2.3(a).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Escrow Agreement” shall have the meaning set forth in Section 2.3.4(a).

“Closing Escrow Payment” shall have the meaning set forth in Section 2.3.4(a).

“Closing Net Working Capital Amount” shall have the meaning set forth in Section 2.3.2.2.

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“Closing Statement” shall have the meaning set forth in Section 2.3.2.2.

“Closing Year” shall have the meaning set forth in Section 10.2.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure and Non-Solicitation Agreement, dated April 10, 2014, between Seller and P&F Industries, Inc., which wholly-owns Parent.

“Contract” shall mean any contract, agreement, lease, purchase order, arrangement, obligation, option, guarantee, mortgage, license, instrument, note, commitment, understanding, indenture, joint venture and any other legally binding agreement, in each instance whether written or oral.

“Customer Deposits” shall mean amounts received in advance from customers of Seller to support such customers’ uncompleted purchase orders.

“Decree” shall mean any order, injunction, judgment, award or decree.

“Disputed Items” shall have the meaning set forth in Section 2.3.3(a).

“Effective Time” shall have the meaning set forth in Section 8.1.

“Employee Benefit Plan” shall have the meaning set forth in Section 3.24(a).

“Employment Agreements” shall have the meaning set forth in Section 6.20.

“Endorsements” shall have the meaning set forth in Section 11.6.

“Environmental Laws” shall mean any federal, state or local statute, regulation, ordinance, order, decree, or other requirement of Law relating to protection of human health or welfare or the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal or any pollutant, contaminant, hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); the Toxic Substances Control Act, 15 U.S.C. § 261 et seq.; the Safe Drinking Water Act, 42 U.S.C. 43000 (f) et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq ..; and the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., each as amended; together with the regulations promulgated thereunder, Permits issued thereunder, and analogous state, county, municipal and local statutes, regulations and ordinances.

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“Environmental Matter” shall mean any matter that is subject to Environmental Laws and/or any matter for which a Claim or Action is available to any third-party based on and/or related to any Environmental Laws.

“E.O. 11246” shall have the meaning set forth in Section 3.28(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean U.S. Bank National Association.

“Excluded Assets” shall have the meaning set forth in Section 2.1.2.

“Existing Lease” shall have the meaning set forth in Section 3.33(a).

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Fixed Assets” shall mean (i) all machinery, equipment, tools, supplies, office equipment, vehicles, forklifts, racking storage, furniture and fixtures (including all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)), (ii) all the replacements for any of the foregoing owned or leased by Seller, (iii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related Claims, credits, and rights of recovery and set-off with respect thereto.

“GAAP” shall mean generally accepted accounting principles.

“Gear Products” shall mean Gear Products Company, Inc.

“Gear Products Settlement Agreement” shall mean, collectively, (a) that certain settlement agreement between Seller and Gear Products dated February 24, 2014 which settled that certain litigation styled Gear Products Company, Inc. v. Air Tool Service Company, in the Court of Common Please Lake County, Ohio, Case No. 12CV002958, and (b) the Cognovit Promissory Note made by the Seller, pursuant to the settlement agreement, in favor of Gear Products dated February 18, 2014.

“General Maximum Limitation” shall have the meaning set forth in Section 11.3.

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived product, radon, radioactive material or waste, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnification Threshold” shall have the meaning set forth in Section 11.3.

“Indemnified Party” shall have the meaning set forth in Section 11.2.3.

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“Indemnified Purchaser Party” shall have the meaning set forth in Section 11.2.1.

“Indemnified Seller Party” shall have the meaning set forth in Section 11.2.2.

“Indemnifying Party” shall have the meaning set forth in Section 11.2.3.

“Independent Accountant” shall have the meaning set forth in Section 2.3.3(a).

“Instrument of Assumption” shall have the meaning set forth in Section 7.5.

“Intangible Assets” shall mean all intangible personal property rights used or arising in connection with the Business, including, phone numbers, fax numbers, websites, uniform resource locaters, domain names, e-mail addresses, Seller’s customer list and the names ATSCO and AIR TOOLS SERVICE COMPANY.

“Intellectual Property” shall mean all patents, trademarks, service marks, copyrights, trade dress, logos, trade secrets, know-how, and other intellectual property rights, registered or unregistered, all applications relating to the registration of any of the foregoing, all licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, all remedies against infringements thereof, and all rights to protection of interests therein.

“Interim Financial Statements” shall have the meaning set forth in Section 3.6(ii).

“Inventory” shall mean (i) all of the finished goods, raw materials, work in progress and inventoriable supplies owned by Seller (including all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)) and (ii) all rights of Seller to the warranties received from its suppliers with respect to such inventory and related Claims, credits, and rights of recovery and set-off with respect thereto.

“Inventory Acknowledgment” shall have the meaning set forth in Section 2.3.2.1.

“Inventory Count” shall have the meaning set forth in Section 2.3.2.1.

“Knowledge” with respect to Seller and/or Shareholder shall have the meaning set forth in Section 1.1.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Body.

“Lease” shall have the meaning set forth in Section 6.10.

“Leased Real Property” shall have the meaning set forth in Section 3.33(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, any charge, claim, community property interest, condition, equitable interest, option, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Listed Agreements” shall have the meaning set forth in Section 3.16.

“Losses” shall have the meaning set forth in Section 11.2.1.

“Other Receivable” shall mean those receivables set forth on Schedule 2.1.2(f).

“Parent” shall have the meaning set forth in the Preamble.

“Permits” shall mean all permits, licenses, orders, franchises, certificates, registrations, waivers, authorizations, and approvals.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Post-Closing Product Claims” shall have the meaning set forth in Section 11.6.

“Potential Offeror” shall have the meaning set forth in Section 5.1(j).

“Potential Transaction” shall have the meaning set forth in Section 5.1(j).

“Product Claims” shall have the meaning set forth in Section 3.34.

“Product Liability Claims” shall have the meaning set forth in Section 11.6.

“Product Liability Claim Period” shall have the meaning set forth in Section 11.6.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchase Price” shall have the meaning set forth in Section 2.3.1.

“Rebates” shall mean rebates, credits and allowances.

“Representatives” shall have the meaning set forth in Section 5.1(a).

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 6.8.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.1.

“Roll-Back” shall have the meaning set forth in Section 2.3.2.1.

“Roll-Back Inventory” shall have the meaning set forth in Section 2.3.2.1.

“Section 503” shall have the meaning set forth in Section 3.28(i).

“Seller” shall have the meaning set forth in the Preamble.

“Shareholder” shall have the meaning set forth in the Preamble.

“Survival Period” shall have the meaning set forth in Section 11.1.

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“Taxes” shall mean all federal, state, county, municipal, local and foreign Taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Body, which Taxes shall include all income Taxes, payroll and employee withholding Taxes, unemployment insurance, social security, sales and use Taxes, utility Taxes, excise Taxes, franchise Taxes, capital stock Taxes, gross receipts Taxes, occupation Taxes, real and personal property Taxes, value added Taxes, stamp Taxes, transfer Taxes, gains Taxes, worker’s compensation Taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing.

“TechniDrill” shall have the meaning set forth in Section 3.38.

“TechniDrill P.O.” shall have the meaning set forth in Section 3.38.

“Transaction Documents” shall mean this Agreement, the Assignment and Bill of Sale, the Assignment and Assumption Agreements, the Assignment of Intellectual Property Rights and Intangible Assets, the Restrictive Covenant Agreement and the other documents, instruments and agreements required to be delivered at the Closing.

“TTM Financial Statements” shall have the meaning set forth in Section 3.6(ii).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(ii).

“Union” shall mean a union, works council or labor organization.

“VEVRAA” shall have the meaning set forth in Section 3.28(i).

“W.A.R.N.” shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C., §§ 2101-2109, and the regulations promulgated thereunder and similar state, county, municipal, and local statutes and regulations promulgated thereunder.

“Welfare Plans” shall have the meaning set forth in Section 3.24(d).

ARTICLE II

PURCHASE AND SALE

2.1        Sale of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement, Seller shall (and Shareholder shall cause Seller to) grant, sell, convey, assign, transfer and deliver to Purchaser all of its right, title and interest in and to all of its assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired and existing as of the Closing Date (other than the Excluded Assets) (collectively, the “Assets”), free and clear of all Liens, in exchange for the Purchase Price.

2.1.1      Included Assets. The Assets shall include all of the right, title and interest of Seller in and to the following assets, properties and rights as of the Closing Date (but excluding the Excluded Assets):

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(a)          all Accounts;

(b)          all Inventory;

(c)          all prepaid expenses;

(d)          all Fixed Assets, including the Fixed Assets set forth on Schedule 3.17(b) attached hereto;

(e)          all rights of Seller under Contracts, including the Contracts listed and described on Schedule 3.16 attached hereto;

(f)          all Intellectual Property, including the Intellectual Property set forth on Schedule 3.11 attached hereto;

(g)          all Intangible Assets, including the Intangible Assets set forth on Schedule 3.11(h) attached hereto;

(h)          all rights of Seller under all Permits, including the Permits set forth on Schedule 3.20(a) attached hereto;

(i)           all Certifications, including the Certifications set forth on Schedule 3.20(b) attached hereto;

(j)           all of Seller's purchase, marketing and sales records, supplier records, lists and other documents, files, manuals and records, correspondence, customer and supplier lists, customer data, production records, pricing and cost information, business and marketing plans and proposals, trade secrets, and any confidential information which has been reduced to writing or in electronic storage, wherever located;

(k)          all of Seller's rights and choses in action, including all rights under express or implied warranties from suppliers and vendors and all rights to receive insurance proceeds;

(l)          all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and other know-how;

(m)         all of Seller's goodwill associated with the Business;

(n)          all Books and Records;

(o)          all security deposits of Seller; and

(p)          except to the extent constituting Excluded Assets, all other tangible and intangible assets, properties and rights of Seller.

2.1.2      Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following assets, properties or rights (the “Excluded Assets”):

(a)          Seller’s cash (other than security deposits);

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(b)          Seller’s rights under this Agreement;

(c)          Seller’s minute books;

(d)          Seller’s franchise to be a corporation;

(e)          Seller’s right to receive any income Tax refunds;

(f)          Seller’s right to the Other Receivable set forth on Schedule 2.1.2 (f); and

(g)          Seller’s right to certain real property identified on Schedule 2.1.2(g).

2.1.3      Third Party Consents. To the extent that Seller's rights under any Contract, Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall (and Shareholder shall cause Seller to) use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights in and to the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Asset, shall (and Shareholder shall cause Seller to), at Purchaser’s request, without charge, cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. The foregoing shall not be construed to limit or modify any of the conditions precedent to Purchaser's obligation to consummate the transactions contemplated hereby pursuant to the provisions of Article VI hereof. This provision shall survive the execution and delivery and Closing of this Agreement.

2.1.4      Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser is required to deduct and withhold under any provision of Tax Law promulgated, administered and enforced by a Body that has competent jurisdiction over the Seller. All such withheld amounts shall be treated as delivered to Seller hereunder, unless and until Seller shall establish that the Purchase was not required to withhold such amount.

2.2        Purchase of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser shall purchase the Assets from Seller for the Purchase Price.

2.3        Purchase Price.

2.3.1      Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be (a) Seven Million Six Hundred Fifty-Eight Thousand Five Hundred Forty Dollars ($7,658,540); plus (b) the assumption of the Assumed Payables. The Purchase Price shall be adjusted, upward or downward, as hereinafter provided.

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2.3.2      Inventory; Closing Statement; Purchase Price Adjustment.

2.3.2.1        Inventory. Not later than twenty (20) days after the Closing Date, a physical count of the Inventory (the “Inventory Count”) will be taken by Michael Sivula, Nicholas Russell and Michael Turick, or if for any reason any of such persons does not take such Inventory Count, such other persons as may be reasonably acceptable to Purchaser and Seller (such acceptance, if any, to be evidenced by written agreement between Purchaser and Seller), in accordance with past practices of Seller and other reasonable procedures of Purchaser, as of the date of such Inventory Count. Purchaser shall give Seller reasonable advance notice of the Inventory Count and allow Shareholder to be physically present during such count. Not later than twenty (20) days after the Closing Date, a roll-back (the “Roll-Back”) of the Inventory Count (the “Roll-Back Inventory”) to the Effective Time will be performed by employees of Purchaser. The Roll-Back will be performed in a manner consistent with the method utilized in preparing the Audited Financial Statements. A statement setting forth the Roll-Back Inventory based upon such Roll-Back (the “Inventory Acknowledgment”), will be delivered by Purchaser to Seller not later than twenty (20) days after the Closing Date. The Roll-Back Inventory, as set forth in the Inventory Acknowledgement is hereby deemed final, conclusive and binding, absent manifest error.

2.3.2.2        Closing Statement. A statement (the “Closing Statement”) shall be prepared by Seller based upon the results of the Roll-Back Inventory and the Books and Records of Seller as of the Effective Time. The Closing Statement shall set forth, as of the Effective Time, in reasonable detail, a calculation of the difference between (a) the sum of (i) the net book value of the Accounts, and (ii) the net book value of the Inventory based on the Roll-Back Inventory, and (b) the sum of (i) the Assumed Payables, and (ii) the Customer Deposits (such difference being referred to as the “Closing Net Working Capital Amount”). The Closing Statement shall be prepared in accordance with GAAP applied consistently with the Seller’s past practices, including giving effect to reasonable allowances for bad debt, Inventory shrinkage and obsolescence, and reasonable reserves for customer returns, allowances and Rebates. Seller shall (and Shareholder shall cause Seller to) deliver to Purchaser the Closing Statement not later than fifty (50) days after the Closing. Any dispute between Purchaser and Seller with regard to the Closing Statement shall be resolved pursuant to the provisions of Section 2.3.3.

2.3.2.3        Purchase Price Adjustment. When the Closing Net Working Capital Amount is finally determined (including pursuant to Section 2.3.3, if applicable), the Purchase Price will be adjusted in the following manner:

(a)          If the Closing Net Working Capital Amount is greater than the Base Net Working Capital Amount, the Purchase Price will be increased by an amount equal to such excess, and Purchaser shall pay to Seller such excess amount in accordance with Section 2.3.4.

(b)          If the Closing Net Working Capital Amount is less than the Base Net Working Capital Amount, the Purchase Price will be decreased by an amount equal to such difference, and Seller shall (and Shareholder shall cause Seller to) pay to Purchaser such amount in accordance with Section 2.3.4.

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2.3.3      Disputes. (a) In the event that Purchaser disputes the Closing Statement in any respect, Purchaser shall so notify Seller within thirty (30) days of its receipt of the Closing Statement (which notice shall specify in reasonable detail the disputed items). If the parties are unable to resolve such dispute within fifteen (15) days thereafter, the items that remain in dispute (the “Disputed Items”) shall be submitted to an independent accounting firm that is mutually acceptable to Purchaser and Seller (the “Independent Accountant”) for determination. In the event that the parties do not agree upon an Independent Accountant within fifteen (15) days of the date on which an Independent Accountant is initially proposed by one party to the other, the parties shall submit the matter to the American Arbitration Association for a determination of the Independent Accountant. In connection with its review, the Independent Accountant shall (i) have the right to undertake such procedures as it may deem appropriate and examine all work papers utilized in connection with the preparation of the Closing Statement and (ii) only make a determination as to the Disputed Items. The decision of the Independent Accountant as to the Disputed Items shall be final and binding upon the parties, without any right of further appeal (absent manifest error). The expense of the Independent Accountant shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (x) the final position of the parties prior to submission of the matter to the Independent Accountant and (y) the determination of the Independent Accountant.

(b)          Promptly following the delivery of the Closing Statement, Seller shall (and Shareholder shall cause Seller to) make its Books and Records available to Purchaser on reasonable notice during normal business hours in order for Purchaser to verify the calculations of the amounts set forth in the Closing Statement.

2.3.4      Payment of Purchase Price. (a) The Purchase Price shall be payable to Seller as follows:

(i)          Seven Million Two Hundred Seventy-One Thousand Forty Dollars ($7,271,040) (the “Cash Payment”) will be paid at the Closing by wire transfer;

(ii)         Three Hundred Eighty-Seven Thousand Five Hundred Dollars ($387,500) (the “Closing Escrow Payment”) will be paid by Purchaser to Escrow Agent, to be held and disbursed pursuant to the terms of an escrow agreement among Purchaser, Seller and Escrow Agent in, or substantially in, the form attached hereto as Exhibit 2.3.4 (the “Closing Escrow Agreement”); and

(iii)        an amount equal to the Assumed Payables will be paid by Purchaser’s assumption thereof.

(b)          The amount payable pursuant to Section 2.3.2 (the “Adjustment Amount”) shall be payable within ten (10) days following the final determination of the amount thereof.

(c)          (i)          In the event that the Adjustment Amount is payable to Purchaser, then Purchaser, at its option, shall have the right to require that either:

(A)         Escrow Agent pay all or any portion of the Adjustment Amount to it from the amount held in escrow pursuant to the terms of the Closing Escrow Agreement; or

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(B)         Seller pay all or any portion of the Adjustment Amount to it (whether such amount is in excess of the amount held in escrow or otherwise); or

(C)         any combination of (A) and (B).

(ii)         In the event that the Adjustment Amount is payable to Seller, then Purchaser shall pay the Adjustment Amount to Seller.

2.3.5      Allocation of Purchase Price. The Purchase Price shall be allocated among the acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and shall be set forth in a schedule (the “Allocation Schedule”) produced by Seller and delivered to Purchaser not later than the later of (a) thirty (30) days after the Closing Date, (b) thirty (30) days from the date upon which the Closing Statement is to be delivered in accordance with Section 2.3.2.2, or (c) ten (10) days prior to any deadline imposed by Law, including relevant Tax Laws.  The Allocation Schedule shall be subject to the written consent of Purchaser, which consent shall not be unreasonably withheld.  The Allocation Schedule shall be amended as necessary to reflect adjustments to the Purchase Price, and additional payments made by Purchaser pursuant to this Agreement.  Seller and Purchaser shall report, act and file Tax returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such Allocation Schedule.  Neither Seller nor Purchaser shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with such Allocation Schedule, unless required to do so by applicable law. Any dispute between Purchaser and Seller with regard to the Allocation Schedule shall be resolved pursuant to the provisions of Section 2.3.3, whereby each reference to “Closing Statement” shall be replaced by “Allocation Schedule.”

2.4        Assumption of Liabilities.

2.4.1      No Assumption of Liabilities. It is expressly understood and agreed that, except for the Assumed Obligations, in no event shall Purchaser assume or agree to pay or incur any liability or obligation under this Agreement, including under this Section 2.4, or otherwise, in respect of any liability or obligation of Seller of any kind, nature or description whatsoever, fixed or contingent, inchoate or otherwise (collectively, the “Retained Liabilities”). Seller shall (and Shareholder shall cause Seller to), and shall cause each of its Affiliates to, pay and satisfy in due course all Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a)          any liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of Law, in connection with any service performed or product manufactured and/or sold by or on behalf of Seller, or any Claim seeking recovery for consequential or special damage or lost revenue or income;

(b)          any liability or obligation to creditors, lenders, customers, vendors or suppliers, or others with whom Seller has a business relationship, whether pursuant to a Contract or otherwise;

(c)          any liability or obligation to any officer, director or stockholder of Seller;

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(d)          any liability or obligation with respect to, or in connection with, the Excluded Assets;

(e)          any liability or obligation with regard to any Tax, including any interest or penalties thereon, (i) payable with respect to the Business, Seller or the Assets or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

(f)          any liability or obligation to or in connection with any employees, agents or independent contractors of Seller, whether or not employed by Seller or Purchaser after the Closing, or under any benefit arrangement with respect thereto;

(g)          any liability or obligation under any Contract pursuant to which Seller has acquired or is to acquire any assets or properties;

(h)          any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, advisors and other experts;

(i)          any and all liabilities and obligations relating to or arising out of product liability or similar Claims by Persons with respect to products manufactured and/or sold by Seller on or prior to the Closing Date;

(j)          any and all liability or obligation arising out of that certain litigation styled Gosiger, Inc., d/b/a Gosiger Machine Tools v. Air Tool Service Company d/b/a ATSCO, Inc., pending in the Court of Common Please Lake County, Ohio, Case No.: 13CV001282; File No.: 2013-0046-0; and/or

(k)          any other liability or obligation of Seller, whether absolute or contingent, inchoate or otherwise.

2.4.2      Assumed Obligations. As of the Closing, on the terms and conditions set forth in this Agreement, Purchaser shall assume and agree to discharge, perform and pay only the following obligations (the “Assumed Obligations”) as and when due:

(a)          the Assumed Payables;

(b)          those obligations arising after the Closing Date under the Contracts described on Schedule 2.4.2 attached hereto, except that Purchaser shall not assume any obligation or liability to the extent that it arises out of or relates to, directly or indirectly, any action or inaction of Seller, or state of facts existing, on or prior to the Closing Date;

(c)          the Gear Products Settlement Agreement; and

(d)          the Assumed Warranty Obligations as provided for in Section 10.1 hereof.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally, make the following representations and warranties to Purchaser, each of which shall be deemed material, and Purchaser, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

3.1        Valid Corporate Existence; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Seller has the corporate power and authority to carry on the Business as now conducted and to own the Assets. Seller is not required to qualify as a foreign corporation in any jurisdiction in order to own the Assets or to carry on the Business as now conducted, and there has not been any Claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the Articles of Incorporation of Seller, as amended to date (certified by the Secretary of the State of Ohio), and the Code of Regulations of Seller, as amended to date (certified by its Secretary), which have been delivered to Purchaser or its counsel, are true and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser or its counsel, contain accurate records of all meetings of Seller’s board of directors, any committees thereof and stockholders since inception and accurately reflect all transactions referred to therein.

3.2        Capitalization. All of the issued and outstanding securities of Seller are owned beneficially and of record by Shareholder.

3.3        Subsidiaries. Seller has not made any investment in, and does not own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

3.4        Consents. Schedule 3.4 attached hereto sets forth a true and complete list of all consents of all Bodies, and of other Persons required to be received by or on the part of Seller or Shareholder to enable it or him to enter into and carry out this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, including the transfer to Purchaser of all of the right, title and interest of Seller in and to the Assets. All such consents have been obtained.

3.5        Authority; Binding Nature of Agreement. Each of Seller and Shareholder has the power and authority to enter into this Agreement and Transaction Documents and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors and stockholders of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and Transaction Documents constitutes the valid and binding obligation of Seller and Shareholder and is enforceable in accordance with its respective terms.

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3.6        Financial Statements.

(a)          Seller has provided to Purchaser true and complete copies of the following financial statements of Seller (the “Financial Statements”), copies of which are attached hereto as Schedule 3.6:

(i)          Seller’s audited financial statements as of December 31, 2013 and for two (2) years then ended (the “Audited Financial Statements”), and

(ii)         Seller’s unaudited financial statements as of June 30, 2014 and for six (6) months then ended (the “Interim Financial Statements”), and Seller’s unaudited Financial Statements on a trailing twelve (12) month basis for the period ending June 30, 2014 (the “TTM Financial Statements”, and together with the Interim Financial Statements, the “Unaudited Financial Statements”).

(b)          The Audited Financial Statements (i) are true, and complete, (ii) are in accordance with the Books and Records of Seller, (iii) fairly present the financial position of Seller as of such date[s] and the results of operations and cash flows of Seller for such year[s], and (iv) were prepared in conformity with GAAP consistently applied throughout the periods covered thereby. The Audited Financial Statements have been audited by O’Connor, Pagano and Grupak, LLC, whose audited report thereon is included therein.

(c)          The Unaudited Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of Seller, (iii) fairly present the financial position of Seller as of such date and the results of operations of Seller for such period, and (iv) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and on a basis that is consistent with the Audited Financial Statements.

3.7        Liabilities; Warranty Claims.

(a) As of June 30, 2014 (the “Balance Sheet Date”), Seller had no debts, liabilities or obligations, contingent or absolute, (to the Knowledge of Seller) inchoate, or otherwise, other than those debts, liabilities and obligations reflected or reserved against in Seller’s balance sheet as of such date (the “Balance Sheet”), and there was no basis for the assertion against Seller of any liability or obligation not so reflected or reserved against therein.

(b)          Schedule 3.7(b) attached hereto sets forth a true and complete list of all warranty Claims made against Seller that are subject to Seller’s outstanding warranties and service Contracts during the current fiscal year and each of the past two (2) fiscal years and when all outstanding warranties and service Contracts will expire. Seller’s standard form of warranty and service Contract is attached as an Exhibit to Schedule 3.7(b), which is the only form of warranty or service Contract in effect during the current fiscal year, and each of the past two (2) fiscal years.

3.8        Actions Since the Balance Sheet Date. Since the Balance Sheet Date, except as set forth in Schedule 3.8 attached hereto, Seller has not:

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(a)          incurred any obligation or liability, absolute or contingent, (to the Knowledge of Seller) inchoate or otherwise;

(b)          sold, leased, disposed of, assigned or acquired any assets, properties or rights, individually or in the aggregate having a value of Ten Thousand Dollars ($10,000) or more except for sales of Inventory in the ordinary course of business consistent with past practices, which are set forth on Schedule 3.8(b) attached hereto;

(c)          mortgaged, pledged, subjected to, incurred, assumed, or guaranteed any Lien any of its Assets, rights or properties, or permitted any of its Assets, rights or properties to be subjected to any Lien;

(d)          acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any assets, rights or properties;

(e)          made any offers, wage or salary increases, granted any bonuses or modified any compensation arrangement with respect to any of its employees, officers, directors, or independent contractors;

(f)          other than this Agreement and the transactions contemplated hereby, entered into or amended any Contract or otherwise took any action, or made any commitment, not in the ordinary and usual course of business and consistent with past practice;

(g)          caused or incurred an event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Assets, liabilities, Business or prospects of Seller;

(h)          declared or paid any dividends or distributions on or in respect of any of Seller's capital stock or redemption, purchase or acquisition of Seller's capital stock;

(i)          materially changed any method of accounting or accounting practice, except as required by GAAP and as disclosed in the notes to the Financial Statements;

(j)          materially changed any cash management practices and policies, practices and procedures with respect to collection of Accounts, establishment of reserves for uncollectible Accounts, accrual of Accounts, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(k)          transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)          suffered any material damage, destruction or loss, or caused any material interruption in use, of any Assets, whether or not covered by insurance;

(m)          accelerated, terminated, material modified, or cancelled any Contract;

(n)          incurred or made any material capital expenditures;

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(o)          hired or promoted any person;

(p)          adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, or (ii) Welfare Plan;

(q)          entered into any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees;

(r)          adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)          purchased, leased or acquired the right to own, use or lease any property or assets, except in the ordinary course of business consistent with past practice;

(t)          amended the Certificate of Incorporation or Code of Regulation of Seller;

(u)          accelerated the collection of, or disregarded any Accounts, or delayed the payment of any Accounts; or

(v)          entered into, terminated or amended any Contract with respect to any of the foregoing.

3.9        Adverse Developments. Since the Balance Sheet Date, there have been no material adverse changes in the Assets, liabilities, Business or prospects of Seller, there has been no act or omission on the part of Seller, or, to the Knowledge of Seller, others which would form the basis for the assertion against Seller of any material liability or obligation, no other event has occurred which could be reasonably expected to have a materially adverse effect upon the Assets or the Business, and there is no development or, to the Knowledge of Seller, threatened development of a nature which could be reasonably expected to have a materially adverse effect upon the Assets or the Business.

3.10         Taxes. To the Knowledge of Seller, all Taxes imposed by any Taxing authority, which have or may become due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account. To the Knowledge of Seller, all deposits required by Law to be made by Seller or with respect to estimated income, franchise and employees' withholding Taxes have been duly made. To the Knowledge of Seller, all Tax returns, including estimated Tax returns, required to be filed have been duly and timely filed. Seller Knows of no proposed additional Tax assessments against it. No sales or use Taxes are required to be collected in connection with the operation of the Business. Seller is not aware that any Claim has ever been made by a Body in a jurisdiction where Seller does not file Tax returns that it is or may be subject to Taxation by that jurisdiction, and Seller has not received any notice, or request for information, from any such Body. Seller has not received any notice or request for information from the Internal Revenue Service or any other Taxing authority in connection with any Tax return or report filed by Seller and is not aware of any facts which, either individually or in the aggregate, could result in any liability for Tax obligations of Seller relating to periods ending prior to the date of the Financial Statements, in excess of the accrued liability for Taxes shown thereon. No waivers of statutes of limitations have been given or requested with respect to Seller with regard to the payment of any Taxes. Seller has properly collected and remitted sales Taxes, goods and services Taxes, value added Taxes and similar Taxes with respect to sales made, or transfers of goods or services, to its customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales or transfers made without charging or remitting sales Taxes, goods and services Taxes, value added Taxes or similar Taxes that qualify such sales as exempt from such Taxes.

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3.11         Intellectual Property. Intellectual Property owned or used by Seller and transferred hereby.

(a)          Seller owns or has the right to use pursuant to Law, license, sublicense, Contract or permission all of the Intellectual Property, including any patent, trademark, service mark and copyright, necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing.

(b)          Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Person, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any Claim that Seller must license or refrain from using any Intellectual Property rights of any Person. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property.

(c)          Seller (i) has not licensed or granted to any Person rights of any nature to use any of the Intellectual Property, (ii) does not pay, and is not obligated to pay, royalties to any Person for use of any Intellectual Property rights, and (iii) is not, a party to, or bound by, any oral or written Contract with regard to any Intellectual Property. The conduct of the Business as currently and formerly conducted, and the Intellectual Property as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property.

(d)          Seller is the sole and exclusive legal, beneficial, and record owner of all right, title and interest in and to the Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the operation of Seller as currently conducted, in each case, free and clear of Liens.

(e)          The Intellectual Property is all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

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(f)          Seller's rights in the Intellectual Property are valid, subsisting and enforceable. Seller has taken the following steps to maintain the Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property; caused certain non-disclosure agreements to be signed with all of its customers and employees. A list of all such agreements is set forth on Schedule 3.11(f) and a copy of each such executed agreement has been delivered to Purchaser.

(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or (to the Knowledge of Seller) threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, or ownership of any Intellectual Property or Seller's rights with respect to any Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property. Seller is not subject to any outstanding or prospective Decree of any Body or Person (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property.

(h)          Schedule 3.11(h) sets forth a list of certain Intangible Assets utilized by Seller in the Business and described thereon. Each of the Intangible Assets is valid and in good standing, is not currently being challenged, and is not involved in any pending or, to the Knowledge of Seller, threatened administrative or judicial proceeding which could have a material adverse effect on the Assets, liabilities, Business or prospects of Seller, and does not conflict with any material rights of any other Person.

3.12         Litigation; Claims; Compliance with Law. (a) Except as described in Schedule 3.12(a) attached hereto, there is no Action relating to Seller or any of the Assets or the Business pending or, to the Knowledge of Seller, threatened, or any Decree outstanding, against Seller or against or relating to any of the Assets or the Business. To the Knowledge of Seller, there exists no basis for any such Action or Decree which would have a material adverse effect on the Assets, liabilities, Business or prospects of Seller.

(b)          Schedule 3.12(b) attached hereto sets forth for the current fiscal year and each of the past two (2) fiscal years a statement describing each Claim (excluding any ordinary course warranty Claims under Seller’s product warranties) made by a Person against Seller, whether or not such Claim was submitted to Seller’s insurance carrier, including (i) the name of the claimant, (ii) the amount and a description of the claim, and (iii) the resolution of the claim.

(c)          Seller is not in violation of any Law, Decree, or other requirement of any Body, the violation of which would have a material adverse effect on the Assets, liabilities, Business or prospects of Seller.

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3.13         Inventories. Attached hereto as Schedule 3.13 is a true and complete list of the Inventory as of June 30, 2014, including the location thereof. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet and/or will be written off or written down to net realizable value in the Closing Statement. All of the Inventory has been valued at the lower of cost or market value on a first in, first out basis. Inventory now on hand that was purchased after the Balance Sheet Date was purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Business.

3.14         Accounts. All Accounts of Seller are reflected properly on its Books and Records, reflect bona fide transactions, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet.

3.15         Backlog. Schedule 3.15 attached hereto sets forth a true and complete description of Seller’s backlog as of June 30, 2014.

3.16         Agreements and Obligations; Performance. Except as listed and briefly described in Schedule 3.16 attached hereto (the “Listed Agreements”), Seller is not a party to, or bound by, and none of the Assets are bound or affected by, any of the following types of Contracts:

(a)          Contract that cannot be terminated at will without penalty or premium or any continuing obligation or liability;

(b)          Contract of any kind with any officer, director or stockholder;

(c)          Contract which is in violation of applicable law;

(d)          Contract for the purchase, sale or lease of any equipment, materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term;

(e)          Contract of employment;

(f)          deferred compensation, bonus or incentive plan or Contract;

(g)          management or consulting Contract;

(h)          license or royalty Contract;

(i)          Contract relating to indebtedness for borrowed money;

(j)          union or other collective bargaining Contract;

(k)          Contract with any customer or supplier;

(l)           Contracts relating to warranty or service obligations;

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(m)          Contracts relating to customer Rebates;

(n)          Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby;

(o)          Contract containing covenants limiting the freedom of Seller to engage or compete in any line or business or with any Person in any geographical area;

(p)          Contract that contains a restrictive covenant on the part of Seller or another party thereto;

(q)          Contract or option relating to the acquisition or sale of any business;

(r)          option for the purchase of any asset, tangible or intangible; or

(s)          other Contract which materially affects any of the Assets or the Business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice.

A true and complete copy of each of the written Listed Agreements has been delivered to Purchaser or its counsel. Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. To the Knowledge of Seller, there is no material default under any of the Listed Agreements by any other party thereto or by any other Person bound thereunder; and, except as set forth on Schedule 3.16, each of the Listed Agreements is freely assignable to Purchaser.

3.17         Ownership and Condition of Assets.

(a)          Seller owns outright, and has good and marketable title to, all of the Assets (including all assets reflected in the Balance Sheet), free and clear of all Liens. The Assets constitute all assets necessary to permit Seller to conduct the Business as now conducted. None of the Assets are subject to any restriction with regard to transferability. There are no Contracts with any Person to acquire any of the Assets or any rights or interest therein. Other than the Leased Real Property, neither Shareholder, nor any Affiliate of Seller or Shareholder owns any Assets, properties or rights relating to the Business.

(b)          Attached hereto as Schedule 3.17(b) is a true and complete list of the Fixed Assets, including the location thereof.

(c)          The Fixed Assets (i) are in good operating condition and repair, subject to normal wear and tear, (ii) have been reasonably maintained consistent with standards generally followed in the industry, (iii) are suitable for their present uses, and (iv) are sufficient in nature, quality and quantity to permit Purchaser to conduct the Business from and after the Closing as currently conducted. Seller has not received any notice that any of the Fixed Assets is in violation of any existing Law, including any building, zoning, health, safety or other ordinance, code or regulation.

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3.18         Suppliers. Schedule 3.18 attached hereto lists the names and addresses of Seller’s ten (10) largest suppliers for the current fiscal year and each of the past two (2) fiscal years, together with the approximate total dollar amount of purchases by Seller from each such supplier during each such year and period. Since the Balance Sheet Date, there has been no material adverse change in the business relationship of Seller with any supplier named on Schedule 3.18. Seller has no Knowledge or basis in fact to believe that, after the Closing, any such supplier or any other substantial supplier to Seller will or may require the payment of higher prices for its goods or services, will or may be unable to continue to supply goods or services as presently supplied, or will or may cease to continue the relationship, or otherwise modify the relationship, that has existed with Seller prior to the date hereof.

3.19         Customers. Schedule 3.19 attached hereto lists the names and addresses of all of Seller’s customers for the current fiscal year and for each of the past two (2) fiscal years, together with the approximate amount for which each such customer was invoiced during each such year and period, and all amounts written off by Seller with respect to each such customer during each such year and period. Since the Balance Sheet Date, there has been no material adverse change in the business relationship of Seller with any customer named on Schedule 3.19. Seller has no Knowledge or basis in fact to believe that any such customer of Seller will or may require that prices for the goods purchased by, or services provided to, such customer be reduced, will or may reduce the requirements for the goods purchased by, or services provided to, such customer, or will or may cease to continue the relationship, or otherwise modify the relationship, that has existed with Seller prior to the date hereof.

3.20         Permits; Certifications.

(a)           Schedule 3.20(a) attached hereto sets forth a true and complete list of all Permits from all Bodies held by Seller. Seller has all Permits of all Bodies required to carry on the Business as presently conducted and to offer and sell its services and goods. All such Permits are in full force and effect, and, to the Knowledge of Seller, no suspension or cancellation of any of such Permits is threatened. Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

(b)          Schedule 3.20(b) attached hereto sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such Certifications is threatened.

3.21         Occupational Heath and Safety and Environmental Matters.

(a)          Seller has all Permits from all Bodies relating to occupational health and safety or Environmental Matters to lawfully conduct the Business, and is in compliance with the Permits required by any Body under Environmental Laws applicable to the conduct of the Business, as presently conducted.

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(b)          There is no Action pending or, to the Knowledge of Seller, threatened or known to be contemplated by any Body in respect of or relating to the Assets or the Business with respect to occupational health and safety or Environmental Matters.

(c)          All operations of the Business have been conducted in compliance with all, and Seller is not liable in any respect for any violation of any, applicable Laws or regulations pertaining to occupational health and safety and/or Environmental Matters, including the Environmental Laws.

(d)          Seller has not received any written notice of any pending or threatened Action by any Person or Body alleging a violation of any Environmental Law including those arising from the ownership, Lease, operation or occupation of any real property by the Seller, or any of its predecessors, or any real property previously owned, leased, occupied or operated by the Seller, or any of its predecessors, the conduct of operations and other activities at any location by the Seller, or any of its predecessors, or the transportation, treatment, storage or disposal of Hazardous Substances or arrangement for same at any location and Seller has no Knowledge of any basis for any such Claim or Action.

(e)          There has been no release of any Hazardous Substance in, on, under or emanating from any real property owned, leased, occupied or operated by the Seller, or, to the Knowledge of Seller, any of its predecessors, or, to the Knowledge of Seller, in, on, under or emanating from any real property previously owned, leased, occupied or operated by Seller, or, to the Knowledge of Seller, any of its predecessors, that is in violation of or is reasonably likely to lead to any liability arising under any Environmental Law.

(f)          No real property currently or, to the Knowledge of Seller, formerly owned, operated, leased, or used by Seller contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation.

(g)          The use of the real property currently or formerly owned, leased, occupied or operated by Seller, or any of its predecessors, the occupancy and operation thereof by Seller, or any of its predecessors and the conduct of operations and other activities at such locations by Seller or any of its predecessors have been and are in compliance with applicable Environmental Laws.

(h)          Seller has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which there has been a release or threatened release of a Hazardous Substance.

(i)          To the Knowledge of Seller, no other Person with whom the Seller has contracted for Environmental Matters is or has been the subject of any Action arising out of the substance of the transaction to which such Contract relates and involving the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance.

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(j)          Seller has not, by Contract or otherwise, assumed any liability of or duty to indemnify any other Person for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

(k)          To the Knowledge of Seller, no Hazardous Substance has migrated from any real property currently or formerly owned, operated, leased or used by Seller to any other real property, nor has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by Seller.

(l)          To the Knowledge of Seller, there is no condition in existence on, at, beneath or near any real property owned, leased or used by Seller which could give rise to any Claim against, liability of, or loss by, Purchaser pursuant to Environmental Laws.

(m)          Seller has disclosed to Purchaser all material Environmental Matters known to Seller and related to Seller or any of its predecessors in any manner to any real property currently or formerly owned, leased, operated or occupied by Seller, and has provided to Purchaser a true, correct and complete copy of every environmental report, study or document within its possession that relates in any manner to any real property currently or formerly owned, leased, operated or occupied by Seller or, to the Knowledge of Seller, any of its predecessors, the occupancy or operation thereof by Seller or any of its predecessors, or the conduct of operations and other activities at such locations by Seller or any of its predecessors, each of which is listed in Schedule 3.21(m).

3.22         Interest in Assets. Except as set forth on Schedule 3.22 attached hereto, no Person other than Seller owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

3.23         Compensation Information. Schedule 3.23 attached hereto contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

3.24         Employee Benefit Plans.

(a)          Seller is not required, never was required, never had, and has no pension, retirement, consulting, profit-sharing, deferred compensation, incentive, phantom equity, stock or stock based, change in control, retention, severance, welfare, fringe-benefit, "employee benefit plan" within the meaning of Sections 3(2), 3(1) and 3(3) of ERISA or other similar agreement, plan, policy, program or arrangement (collectively, the “Employee Benefit Plans” and individually an “Employee Benefit Plan”. Schedules 3.24 (a), attached hereto includes a true and complete list of each benefit, compensation, employment, bonus, performance award, vacation, paid time off, and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded.

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(b)          Each compensatory agreement to which Seller is a party is and will be in compliance with Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(c)          Neither the execution of this Agreement, nor any of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

(d)          All of the welfare plans maintained by Seller or to which it makes employer contributions with respect to its employees (herein collectively referred to as the “Welfare Plans”) are listed in Schedule 3.24(d).

(e)          There are no Actions pending or, to the Knowledge of Seller, threatened, and Seller has no Knowledge of any facts which could give rise to any Actions against any of the Welfare Plans, or, with respect to the participation of Seller therein, against any of the Welfare Plans, or against Seller with respect to any thereof.

(f)          Seller has no, is not required to have, and has never been required to have, any policy, practice or plan which obligates it to provide welfare benefits to retirees, other than to the extent required by COBRA or similar state Law.

3.25         Insurance. Schedule 3.25 attached hereto sets forth a true and complete list and brief description of all policies of liability and other forms of insurance held by Seller. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently, are with Central Insurance Company or other reputable insurers believed by Seller to be financially sound and are consistent with the practices of similar concerns engaged in substantially similar operations as those currently conducted by Seller. There exists no state of facts, and no event has occurred, which might reasonably (a) form the basis for any Claim against Seller not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in any material increase in insurance premiums.

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3.26         No Breach. Neither the execution and delivery of this Agreement, nor the Transaction Documents by Seller or Shareholder, nor compliance by Seller or Shareholder with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby nor thereby, will:

(a)          violate or conflict with or result in the breach of, or default under, any provision of the Articles of Incorporation or Code of Regulations or other organizational documents of Seller;

(b)          require the consent, notice or other action by any Person, violate or, alone or with notice or the passage of time, result in the breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any Contract to which Seller or Shareholder is a party or by which it or he or any of the Assets may be bound;

(c)          result in the creation of any Lien upon any of the Assets;

(d)          violate or conflict with, or result in the breach of or default under, any Decree against, or binding upon, Seller, Shareholder or the Assets;

(e)          violate or conflict with, or result in the breach of or default under, any Law of any jurisdiction relating to Seller, Shareholder, the Assets or the Business;

(f)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Seller or that otherwise relates to the Assets or to the Business; or

(g)          result in Shareholder having the right to exercise any dissenters’ rights.

3.27         Brokers. Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.28         Employment Relations.

(a)          Seller is in compliance with all Federal, state and other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. There are no Actions against Seller pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws. Seller has not engaged in any unfair labor practice which, in any of the foregoing cases, could have a materially adverse effect on the Assets or the Business.

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(b)          There is not pending, or, to the Knowledge of Seller, threatened, any unfair labor practice charge or complaint against Seller by or before the National Labor Relations Board or any comparable state agency or authority.

(c)          Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Seller, and to the Knowledge of Seller, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union and no Union represents any of Seller’s employees, and Seller is not aware of any Union organization effort respecting the employees of Seller.

(d)          No grievance is pending in any employment relations related matter and no Claim therefor has been asserted.

(e)          No Action is now pending and no Person has made any Claim or, to the Knowledge of Seller, has threatened an Action against Seller arising out of any Law relating to discrimination against employees, sexual harassment or employment practices.

(f)          No collective bargaining agreement is currently in effect or being negotiated by Seller.

(g)          Seller has not experienced any material labor difficulties during the last three (3) years.

(h)          Seller is not subject to, and not in violation of W.A.R.N., and Seller has no plans to undertake any action that would trigger W.A.R.N.

(i)          With respect to each Contract with a Body, Seller is not subject to, or in violation of, Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. Seller is not subject to, or in violation of, affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been the subject of any audit, investigation or enforcement Action by any Body in connection with any Body Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

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3.29         Prior Names and Addresses. Since Shareholder’s purchase of Seller in 2000, other than the d/b/a ATSCO, Inc., Seller has used no business name and has had no business address other than its current name and the business address set forth herein.

3.30         Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 3.30, there have been no transactions between Seller and any director, officer, employee, stockholder or other Affiliate of Seller. To the Knowledge of Seller, since such date, none of the directors, officers, employees, stockholders or other Affiliates of Seller, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person with which since such date Seller has had a business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business.

3.31         Solvency. On the date hereof, and at all times during the six (6) months immediately preceding the date hereof, Seller is and has been paying all of its debts, liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. Immediately after the Closing, Seller (a) will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation), and (b) will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

3.32         Books and Records. The Books and Records of Seller, all of which have been made available to Purchaser, are true, complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.33         Leases.

(a)          Schedule 3.33(a) attached hereto sets forth a list of all leases, licenses, Permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which Seller has a leasehold interest, whether as lessor or lessee (each, a “Existing Lease” and collectively, the “Existing Leases”; the property covered by Existing Leases under which Seller is a lessee is referred to herein as the “Leased Real Property”) and in which Seller had a leasehold interest. Seller has furnished true, correct and complete copies of all Existing Leases to Purchaser or its counsel. No option has been exercised under any of such Existing Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser or its counsel with the corresponding Existing Lease. Except as set forth on Schedule 3.33(a), the transactions contemplated by this Agreement and Transaction Documents do not require the consent or approval of the other party to the Existing Leases, nor will such transactions violate any Existing Lease or cause Seller to be in default under any Existing Lease.

(b)          Each Existing Lease is in full force and effect and no Existing Lease has been modified or amended except pursuant to an amendment referred to on Schedule 3.33(b). Neither Seller, nor any other party to an Existing Lease, has given to any other party written notice of, or has made an Action with respect to, any breach or default. Seller is not in default under any Existing Lease and, to the Knowledge of Seller, no other party to an Existing Lease is in default. There are no events which with the passage of time or the giving of notice or both would constitute a default by Seller or, to the Knowledge of Seller, by any other party to such Existing Lease.

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(c)          None of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Seller has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone, data or other utilities or services for any of the Leased Real Property. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted, conform to all applicable health, fire, insurance, environmental, safety, zoning and building Laws, ordinances and administrative regulations, Permits and other regulations and requirements of Law (including the Americans with Disabilities Act), except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof as now used, operated or maintained or access thereto, and that do not and will not affect the value thereof, and that do not and will not give rise to any penalty, fine or other liability, and Seller has not received any notice to the contrary. Each Leased Real Property is occupied and used by Seller, as the case may be, in compliance with the Existing Lease applicable thereto and pursuant to and in conformity with a validly issued certificate of occupancy which currently remains in effect.

(d)          The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which Seller is responsible under the Existing Leases in the buildings or improvements are in good working order and condition and are fully useable for their intended purpose, and the roof, basement and foundation walls of such buildings and improvements for which Seller is responsible under the Existing Leases are in good condition and free of leaks and other defects. To the Knowledge of Seller, all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Existing Leases are in good working order and condition and free of leaks and other defects. To the Knowledge of Seller, there are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the use of such property by Seller, as the case may be, in the ordinary course of its business or that Seller is obligated under any of the Existing Leases to repair or otherwise correct.

(e)          Except as set forth on Schedule 3.33(e), there are no guaranties (from Seller, Shareholder or from other Persons) in favor of the lessors of any of the Leased Real Property.

(f)          Seller has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in any of the Leased Real Property.

(g)          Access from public streets and provision for parking and loading/unloading at the Leased Real Property conform to all applicable legal requirements and are adequate for the conduct of the Business as it is conducted by Seller immediately prior to the Closing.

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(h)          To the Knowledge of Seller, no Leased Real Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease or underlying lease.

(i)          There is no pending, or, to the Knowledge of Seller, threatened: (i) condemnation of any part of the Leased Real Property by any Body or other governmental entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against Seller or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

3.34         Products Liability. There is no notice, demand, claim, Action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any Body involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), documentation, or sale of products (collectively, “Product Claims”); and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business.  There have been no material defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller.  There have been no product recalls by the Seller with respect to any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Body concerning whether to undertake or not to undertake, any recall.  No product sold, leased or delivered by the Seller or service provided by the Seller is subject to any guaranty, warranty or other indemnity except as set forth on Schedule 3.34. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Body.

3.35         Untrue or Omitted Facts. No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limiting the generality of the foregoing, there is no fact Known to Seller that has had, or which may be reasonably expected to have, a materially adverse effect on any of the Assets or the Business that has not been disclosed in this Agreement.

3.36         Rebates or Reimbursements. Except as set forth on Schedule 3.36, Seller is not, has never been, is not required, and has never been required to provide or receive any Rebate or other reimbursement to any customer, supplier, or any Person with whom Seller has or has had a business relationship.

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3.37         COBRA. Seller has never been subject to COBRA for approximately ten (10) years and is not currently subject to COBRA. Seller is not required to provide health plan continuation coverage to its employees pursuant to COBRA.

3.38         Outstanding Settlement Amount. On the date hereof, Seller has not defaulted under, or otherwise breached Quotation 13-4575-T, Revision #5, dated January 28, 2014, issued by TechniDrill Systems, Inc. (TechniDrill”) to Air Tool Service Co. (the “TechniDrill P.O.). Moreover, on the date hereof, the total, aggregate amount due and to become due under the TechniDrill P.O. is Ninety-One Thousand Four Hundred Sixty Dollars ($91,460); and as of the date hereof, there are no other amounts due or that will become due to TechiDrill, or any successor or assign, under the terms and provisions of the TechniDrill P.O. A true, correct and complete copy of the TechniDrill P.O. has been delivered to Purchaser or its counsel. Seller has in all material respects performed all obligations required to be performed by it to date under the TechniDrill P.O., is not in default in any material respect under the TechniDrill P.O., and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Parent, jointly and several, make the following representations and warranties to Seller, each of which shall be deemed material, and Seller, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

4.1        Valid Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2        Consents. Schedule 4.2 attached hereto sets forth a true and complete list of all consents of Bodies, and of other Persons required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement and Transaction Documents and the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.2, all such requisite consents have been obtained.

4.3        Authority; Binding Nature of Agreement. Purchaser has the power and authority to enter into this Agreement and Transaction Documents and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents constitute the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

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4.4        No Breach. Neither the execution and delivery of this Agreement and Transaction Documents, nor compliance by Purchaser with any of the provisions hereof, or thereof nor the consummation of the transactions contemplated hereby or thereby, will:

(a)          violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser;

(b)          violate any Decree against, or binding upon, Purchaser; or

(c)          violate any Law or regulation of any jurisdiction relating to Purchaser.

4.5        Brokers. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement and/or Transaction Documents for which Seller or Shareholder could be obligated or which could effect any amount owed to Seller or Shareholder pursuant hereto.

ARTICLE V

PRE-CLOSING COVENANTS

5.1        Covenants of Seller. Seller hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

(a)          Access; Due Diligence Investigation.

(i)          Seller shall (and Shareholder shall cause Seller to) afford to Purchaser and its directors, officers, employees, accountants, attorneys, bankers, business advisers, consultants, agents and representatives (collectively, “Representatives”) free and full access, during regular business hours and upon reasonable notice, to all of its books, records, personnel and properties so that Purchaser, at its own expense, may have full opportunity to make such review, examination and investigation as Purchaser may desire of Seller, the Assets and the Business. Seller will (and Shareholder will cause Seller to) cause its employees, accountants, attorneys and other agents and representatives to cooperate fully with said review, examination and investigation and to make full disclosure to Purchaser of all material facts relating to Seller, the Assets and the Business.

(ii)         To the extent consent was required, including under the Confidentiality Agreement, prior to the Purchaser engaging in discussions with the Seller’s employees, agents, representatives, customers, suppliers, creditors, and others with whom the Purchaser has a business relationship concerning the transactions contemplated in this Agreement or all other related matters, with respect to all such communications, past, present and future, such consent is hereby granted in each instance.

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(b)          Conduct of Business. Seller shall (and Shareholder shall cause Seller to) conduct the Business only in the ordinary and usual course consistent with past practices and shall make no change in any of its business practices or policies with respect thereto without the prior written consent of Purchaser. Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement, Seller will not (and Shareholder will not cause or permit Seller to), without the prior written consent of Purchaser:

(i)          sell, lease, dispose of or acquire any Assets, rights or properties outside the ordinary and usual course of business consistent with past practice or any assets, rights or properties which in the aggregate are material, except that Seller may sell equipment having an aggregate book value of no more than $10,000;

(ii)         mortgage, pledge or subject to any Lien any of its Assets, rights or properties or permit any such Assets, rights or properties to be subjected to any Lien;

(iii)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquires any assets, rights or properties;

(iv)         make any wage or salary increase, grant any bonuses or modify any compensation arrangement with respect to its employees or independent contractors;

(v)          enter into or amend any Contract, or otherwise take any action, or make any commitment, not in the ordinary and usual course of business consistent with past practice; or

(vi)         enter into or amend any Contract with respect to any of the foregoing.

(c)          Insurance. Seller shall (and Shareholder shall cause Seller to) maintain in force the insurance policies listed on Schedule 3.25 except to the extent that they are replaced with substantially equivalent policies.

(d)          Liabilities. Seller shall not (and Shareholder shall not cause or permit Seller to) incur any obligation or liability, absolute or contingent, (to the Knowledge of Seller) inchoate or otherwise, except for those incurred in the ordinary and usual course of business consistent with past practice, without the prior written consent of Purchaser.

(e)          Preservation of Business. Seller will (and Shareholder will cause Seller to) use its best efforts to preserve its business organization intact, keep available the services of its present employees and independent contractors and preserve its goodwill.

(f)          Offer of Employment. Seller will (and Shareholder will cause Seller to) use its best efforts to assist Purchaser in assuring that, as of the Closing Date, all employees and independent contractors of Seller shall continue their employment with, and services to, Purchaser; provided, however, that nothing herein shall require Purchaser to employ or retain any such employees or independent contractors at the Closing or for any period after the Closing Date.

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(g)          No Breach.

(i)          Seller will (and Shareholder will cause Seller to): (A) use its best efforts to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to the obligation of Purchaser to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Purchaser of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

(ii)         Without limiting the generality of the foregoing, Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

(h)          Consents. Promptly following the execution of this Agreement, Seller will (and Shareholder will cause Seller to) use its best efforts to obtain consents of all Persons (including Bodies) necessary for the consummation of the transactions contemplated by this Agreement.

(i)           No Negotiations. For so long as this Agreement shall remain in effect, neither Seller, nor Shareholder shall, directly or indirectly, (i) solicit or initiate discussions, engage in negotiations, or continue any discussions or negotiations that heretofore have taken place, with any Person (“Potential Offeror”) (whether such negotiations are initiated by it or him or otherwise), other than Purchaser, with respect to the possible acquisition or refinancing of Seller or any portion thereof, whether by way of merger, acquisition of assets, acquisition of stock or other equity interest or otherwise (a “Potential Transaction”), (ii) provide any information with respect to Seller, the Business or the Assets to any Person, other than Purchaser, in connection with a Potential Transaction, or (iii) enter into any Contract with any Person, other than Purchaser, concerning or relating to a Potential Transaction. If, subsequent to the date hereof, Seller or any of its officers, directors, employees, representatives, or agents, including Shareholder, receives any unsolicited offer or proposal to enter into negotiations relating to a Potential Transaction, Seller shall (and Shareholder shall cause Seller to) immediately notify Purchaser of such fact and shall return any such written offer to such Potential Offeror.

5.2        Covenants of Purchaser. Purchaser hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

(a)          No Breach.

(i)          Purchaser will: (A) use its best efforts to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to the obligation of Seller to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Seller of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

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(ii)         Without limiting the generality of the foregoing, Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

(b)          Consents. Promptly following the execution of this Agreement, Purchaser will use its best efforts to obtain consents of all Persons (including Bodies) necessary for the consummation of the transactions contemplated by this Agreement.

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ARTICLE VI

CONDITIONS PRECEDENT TO THE

OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of Law):

6.1        Representations and Warranties. All representations and warranties of Seller and Shareholder contained in this Agreement and in any Schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

6.2        Covenants. Seller and Shareholder shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.3        Certificates. Purchaser shall have received a certificate, dated the Closing Date, signed by the officer of Seller/Shareholder, as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

6.4        Assignment and Bill of Sale; Assignment of Intellectual Property and Intangible Assets. Seller shall have executed and tendered to Purchaser an assignment and bill of sale, in form mutually satisfactory to the parties (the “Assignment and Bill of Sale”), and an assignment of Intellectual Property and the Intangible Assets rights, in form mutually satisfactory to the parties (the “Assignment of Intellectual Property Rights and Intangible Assets”), pursuant to which Seller shall convey to Purchaser all of its right, title and interest in and to the Assets, free and clear of all Liens.

6.5        Assignment and Assumption Agreements. Seller shall have executed and tendered to Purchaser assignment and assumption agreements, in form mutually satisfactory to the parties, with regard to the Contracts listed on Schedule 2.4.2 (the “Assignment and Assumption Agreements”), together with any necessary consents thereto of any Persons that are parties thereto.

6.6        Assumed Payables. Purchaser shall have received a certificate, dated the Closing Date, signed by an officer of Seller (the “Accounts Payable Certificate”), that sets forth, in reasonable detail, the accounts payable and accrued expenses (other than accrued Tax liabilities) of Seller as of the Closing Date (the “Assumed Payables”), which certificate is certified by an officer of Seller to be true and complete.

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6.7        Certifications. Seller shall have executed and tendered to Purchaser assignments of the Certifications, in form mutually satisfactory to the parties (the “Certification Assignments”).

6.8        Restrictive Covenant Agreement. Seller and Shareholder shall have executed and tendered to Purchaser a five (5) year restrictive covenant agreement in, or substantially in, the form attached hereto as Exhibit 6.8 (the “Restrictive Covenant Agreement”).

6.9        No Material Adverse Change. No material adverse change in the Assets, liabilities, statement of operations, cash flows, Business or prospects of Seller shall have occurred since the Balance Sheet Date.

6.10         Lease. Shareholder shall have executed and tendered to Purchaser a lease, with respect to the premises located at 7722 Metric Drive, Mentor, Ohio 44060, in, or substantially in, the form attached hereto as Exhibit 6.10 (the “Lease”).

6.11         Closing Escrow Agreement. Seller shall have executed and tendered to Purchaser and Escrow Agent the Closing Escrow Agreement.

6.12         Inventory. The Inventory Count shall have taken place in accordance with Section 2.3.2.1 hereof and Seller shall have executed and tendered to Purchaser the Inventory Acknowledgment.

6.13         Change of Name. Seller shall have submitted to the Secretary of State of Ohio an amendment to its Articles of Incorporation to change its corporate name to a name that does not include (a)“ATSCO”, (b) “Air Tool Service Company” or (c) any derivative of the names referred in clauses (a) and (b) (collectively, the “Change of Name”).

6.14         Opinion. Purchaser shall have received a written opinion of counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

6.15         No Actions. No Action shall have been instituted, and be continuing before a court or before or by a Body, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might affect the right of Purchaser to own the Assets or to operate or control the Assets and the Business after the Closing Date, or which might have an adverse effect thereon.

6.16         Consents, Licenses and Permits. Seller and Purchaser shall have obtained all consents, licenses and permits of third parties, including regulatory authorities, necessary for the performance by them of all of their obligations under this Agreement, including the transfer by Seller of the Assets as contemplated hereby, and Purchaser shall have obtained such other consents, if any, to prevent the occurrence of a breach under any material Contract of Purchaser with any Person.

6.17         Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to consummate the transactions contemplated by this Agreement.

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6.18         Additional Documents. Seller and Shareholder shall have delivered all such certified resolutions, certificates and documents with respect to the Assets as Purchaser or its counsel may have reasonably requested.

6.19         Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Purchaser, which approval shall not be unreasonably withheld or delayed.

6.20         Employment Agreements. The employment agreements of even date between Purchaser and (a) Michael Turick, and (b) Nicholas Russell, shall have been duly executed by Michael Turick and Nicholas Russell, respectively (collectively, the “Employment Agreements”), and shall have been delivered to Purchaser.

6.21         Endorsements. Seller shall have delivered to Purchaser an Endorsement for the products liability insurance set forth in Section 11.6, below.

6.22         Existing Lease Termination. Seller and Shareholder shall have delivered to Purchaser evidence, satisfactory to Purchaser, demonstrating that the Existing Lease has been terminated, and that all obligations related thereto have been fully satisfied.

6.23         Payoff of Equipment Loans. Seller and Shareholder shall have delivered to Purchaser evidence, satisfactory to Purchaser, demonstrating that all obligations under any financing or other agreement or lease for any of the Assets or other equipment of the Seller have been terminated, and that all obligations related thereto have been fully satisfied.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF

SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a requirement of Law):

7.1        Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

7.2        Covenants. Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

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7.3        Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser as to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof.

7.4        Cash Payment. Purchaser shall have tendered to Seller the Cash Payment as provided for in Section 2.3.4 hereof.

7.5        Assumed Payables. Purchaser shall have executed and tendered to Seller an instrument of assumption of liabilities with respect to the Assumed Payables in form mutually satisfactory to the parties (the “Instrument of Assumption”).

7.6        Assignment and Assumption Agreements. Purchaser shall have executed and tendered to Seller the Assignment and Assumption Agreements.

7.7        Lease. Purchaser shall have executed and tendered to Seller the Lease.

7.8        Closing Escrow Agreement. Purchaser shall have executed and tendered to Seller and Escrow Agent the Closing Escrow Agreement and shall have tendered to Escrow Agent the Closing Escrow Payment.

7.9        Inventory. The Inventory Count shall have taken place in accordance with Section 2.3.2.1 hereof and Purchaser shall have executed and tendered to Seller the Inventory Acknowledgment.

7.10       No Actions. No Action shall have been instituted, and be continuing, before a court or by a Body, or have been threatened, and be unresolved, to restrain or prevent, or obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby.

7.11       Consents, Licenses and Permits. Seller and Purchaser shall have obtained all consents, licenses and Permits of third parties, including regulatory authorities, necessary for the performance by them of all of their obligations under this Agreement, including the transfer by Seller of the Assets as contemplated hereby.

7.12       Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser shall have full power and right to consummate the transactions contemplated by this Agreement.

7.13       Additional Documents. Purchaser shall have delivered all such certified resolutions, certificates and documents with respect to Purchaser as Seller or counsel to Seller may have reasonably requested.

7.14       Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Seller, which approval shall not be unreasonably withheld or delayed.

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ARTICLE VIII

CLOSING

8.1        Location. The closing provided for herein (the “Closing”) shall take place at the offices of SilvermanAcampora, LLP, 100 Jericho Quadrangle, Jericho, NY 11553, Suite 300 as soon as practicable following the satisfaction of the conditions set forth in Articles VI and VII hereof, or at such place and on such date as may be mutually agreed to by the parties in writing, provided, however, that such date shall not be later than the date of this Agreement. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective at 4:59 PM EST on the Closing Date (the “Effective Time”). The parties acknowledge and agree that the Closing has taken place contemporaneously with the execution and delivery of this Agreement.

ARTICLE IX

CLOSING DELIVERIES

9.1        Items to be Delivered by Seller and/or Shareholder. At the Closing, Seller and/or Shareholder will deliver or cause to be delivered to Purchaser the following:

(a)          the certificates required by Section 6.3;

(b)          the Assignment and Bill of Sale;

(c)          the Assignment of Intellectual Property Rights and Intangible Assets;

(d)          the Assignment and Assumption Agreements;

(e)          the Accounts Payable Certificate;

(f)          the Certification Assignments;

(g)          the Restrictive Covenant Agreement;

(h)          the Lease;

(i)           the Closing Escrow Agreement;

(j)           the Inventory Acknowledgment;

(k)          evidence that the Change of Name has been submitted to the Secretary of State of Ohio for filing;

(l)           the opinion of counsel required by Section 6.15;

(m)         certified copies of all actions necessary to authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby;

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(n)          the Endorsements;

(o)          the Employment Agreements;

(p)          evidence of the termination of the Existing Lease and all obligations thereunder; and

(q)          equipment financing payoffs.

9.2        Items to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller or Escrow Agent, as the case may be, the following:

(a)          the certificate required by Section 7.3;

(b)          the Cash Payment;

(c)          the Instrument of Assumption;

(d)          the Assignment and Assumption Agreements;

(e)          the Lease;

(f)          the Closing Escrow Agreement;

(g)          the Closing Escrow Payment;

(h)          the Inventory Acknowledgment;

(i)          the Employment Agreements; and

(j)          certified copies of all actions necessary to authorize the execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

ARTICLE X

POST-CLOSING MATTERS

10.1         Warranty Obligations. Purchaser shall assume all of Seller’s after-sales service and warranty obligations with respect to products manufactured and/or sold by Seller on or prior to the Closing Date (the “Assumed Warranty Obligations”). Seller shall (and Shareholder shall cause Seller to) pay to Purchaser an amount equal to Purchaser’s actual cost (without markup) for parts and labor in satisfying the Assumed Warranty Obligations. Purchaser shall invoice Seller monthly for all charges for parts and labor, and Seller shall (and Shareholder shall cause Seller to) pay such invoice within thirty (30) days after receipt thereof. The provisions of this Section 10.1 shall not relieve Seller of its obligation of indemnity relating to or arising out of Product Claims with respect to products manufactured and sold by Seller on or prior to the Closing Date pursuant to and in accordance with the provisions of Article XI hereof. For a period not to exceed one (1) year from the Closing Date, Seller shall have the opportunity to review any warranty claims related to products manufactured and/or sold by the Seller on, or prior to the Closing Date, and consult with Purchaser regarding fulfillment of such warranty claims.

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10.2         Accounts Payable. Seller agrees that all accounts payable as of the Closing Date that are not Assumed Payables shall be satisfied by Seller following the Closing in a timely manner.

10.3         Employee Benefits; W.A.R.N.

(a)          Seller shall (and Shareholder shall cause Seller to) be responsible for the payment of all wages, other remuneration and termination or severance amounts due to its employees and for the provision of health plan continuation coverage in accordance with the requirements of Ohio state law.

(b)          Seller has no Employee Benefit Plans and therefore no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including the Employee Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any Claim for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

(c)          Seller shall (and Shareholder shall cause Seller to) be responsible for all obligations and liabilities under W.A.R.N. and each similar state Law with respect to employees by reason of their severance or other termination of employment by Seller on, prior to or following the Closing Date or the failure by Purchaser to hire any such employees on or after the Closing Date.

10.4         Further Assurances. On and after the Closing Date, (a) upon the request of Purchaser, Seller shall (and Shareholder shall cause Seller to) take all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser's right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement, and (b) the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

10.5         Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing, Seller constitutes and appoints Purchaser and its successors and assigns, and each of them, the true and lawful attorney of the Seller, with full power of substitution, in their own names or in the name of the Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any Claims, Contracts, agreements, arrangement, licenses, commitments, sales orders, purchase orders or other documents or instruments transferred or intended to be transferred to Purchaser hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and, upon the Closing, shall not be revocable in any manner or for any reason.

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10.6         Phone and Fax Numbers. Seller shall (and Shareholder shall cause Seller to) use best efforts to transfer to Purchaser the phone and fax numbers identified on Schedule 3.11(h) attached hereto.

10.7         Customer and other Business Relationships. Seller will (and Shareholder shall cause Seller to) satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will (and Shareholder shall cause Seller to) refer to Purchaser all inquiries relating to the business of the Purchaser. Neither Seller, nor any of its officers, employees, agents or Shareholder, shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

10.8         Receipt and Turnover of Post-Closing Receivables. In the event that, after the date hereof, Seller receives any payment from any Account debtor with respect to any Account receivable sold hereunder, Seller shall (and Shareholder shall cause Seller to) (a) immediately notify Purchaser pursuant to the provisions of Section 13.6, below, and (b) deliver such funds to Purchaser not later than two (2) days after Seller’s receipt thereof. Seller and Shareholder shall be jointly and severally liable for the turnover of such funds pursuant to this Section 10.8. Any amounts due Purchaser pursuant to the terms of this Section 10.8 that are not paid by Seller and/or Shareholder when due (x) shall bear interest at the maximum rate allowed by Law for each day from the date when such amounts were due until paid in full, or (y) shall be available to Purchaser from the amounts in Escrow, to the extent any amounts are still being held in Escrow, on two (2) days notice to Seller and/or Shareholder.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1         Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months (the “Survival Period”), with the exception of those set forth in Sections 3.10, 3.12, 3.14, 3.21, 3.24 and 3.37 which shall survive the Closing until the expiration of the applicable statute of limitation periods and those set forth in Sections 3.1 through 3.5, 3.17 (first sentence), 3.26 and 3.27 which shall survive the Closing for an indefinite period. Any Claim brought during the Survival Period relating to any such representation or warranty shall continue after the expiration of the Survival Period until such Claim is resolved and satisfied if the party entitled to such indemnification has provided to the party required to provide such indemnification prior to such expiration date a Claim Notice.

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11.2         Indemnification.

11.2.1   General Indemnification Obligation of Seller and Shareholder. From and after the date hereof, Seller and Shareholder, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its directors, officers, employees, shareholders, successors and assigns (an “Indemnified Purchaser Party”) against and in respect of any and all Actions, damages, losses, diminution in value, deficiencies, liabilities, assessments, fines, costs and expenses, including court costs, costs and expenses of investigation and reasonable attorneys fees (collectively, “Losses”), incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

(a)          any and all Retained Liabilities, including the following:

(i)          any and all liabilities and obligations of Seller of any kind, nature and description whatsoever, fixed or contingent, inchoate or otherwise, that either (A) are existing on the Closing Date (other than the Assumed Obligations) or (B) arise out of, or result from or relate to, any transaction entered into, or any state of facts existing, prior to or at the Closing Date which are imposed on Purchaser as result of or in connection with the transactions contemplated in this Agreement and/or by the Transaction Documents;

(ii)         any and all Claims against any Indemnified Purchaser Party that relate to the Assets or the Business in which the principal event giving rise thereto occurred on or prior to the Closing Date or which result from or arise out of any action or inaction on or prior to the Closing Date of Seller or any director, officer, employee, shareholder, agent or representative of Seller, including Shareholder;

(iii)        any and all liabilities and obligations relating to or arising out of product liability or similar Claims by Persons with respect to products manufactured and/or sold by Seller on or prior to the Closing Date; and

(b)          any misrepresentation or breach of warranty on the part of Seller and/or Shareholder under this Agreement;

(c)          nonfulfillment of any agreement or covenant on the part of Seller and/or Shareholder under this Agreement; and

(d)          any unpaid Taxes owed by Seller and/or Shareholder, including any sales Tax associated with the transactions contemplated hereby and/or required to be paid by, or on behalf of Seller in connection with the operations of its Business, or otherwise.

11.2.2   General Indemnification Obligation of Purchaser. From and after the date hereof, Purchaser and Parent, jointly and severally, will reimburse, indemnify and hold harmless Shareholder, Seller and its directors, officers, employees, shareholders, successors and assigns (each an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

(a)          the Assumed Obligations;

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(b)          any and all Claims (i) that relate to the Assets or the Business in which the principal event giving rise thereto occurred after the Closing Date or (ii) which result from or arise out of any action of the Parent, Purchaser or any director, officer, employee, shareholder, agent or representative of Parent or Purchaser or any inaction after the Closing Date of Parent, Purchaser or any director, officer, employee, shareholder, agent or representative of Parent or Purchaser

(c)          any and all liabilities and obligations relating to or arising out of product liability or similar Claims by Persons with respect to products manufactured and sold by Purchaser, including products manufactured and sold after the Closing Date in any way related to the Assets; and

(d)          any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement.

11.2.3   Method of Asserting Claims.

(a)          In the event that any Action, Claim or demand (collectively, “Claim”) for which a party hereto has an obligation to provide indemnification (the “Indemnifying Party”) would be liable to another party hereunder (the “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party of such Claim, specifying the nature of the Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of the Claim) (the “Claim Notice”). The Indemnifying Party shall thereupon, at its sole cost and expense, assume the control of the defense, settlement or compromise of the Claim against the Indemnified Party with counsel of Indemnifying Party’s choosing that is reasonably satisfactory to Indemnified Party. The failure to timely give a Claim Notice shall not relieve Indemnifying Party of its or his obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to Indemnifying Party in defense of the Claim.

(b)          Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of the Claim. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Party, (i) the use of counsel chosen by Indemnifying Party would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such Action include both the Indemnified Party and Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to Indemnifying Party, or (iii) any Claim, or the litigation or resolution of any Claim, involves an issue or matter which could reasonably have a materially adverse effect on the reputation, business, operations, assets, properties or prospects of the Indemnified Party, then, in each case, the Indemnified Party shall have the right to control the defense or settlement of any such Claim or demand; provided, however, that the Indemnified Party shall not settle any such Claim without the prior written consent of Indemnifying Party, which consent shall not be unreasonably withheld or delayed, provided however, that the Indemnifying Party that objects to such settlement must cover any difference in award in the event that the final determination is greater than the settlement offer of the Claim(s) objected to by such Indemnifying Party. If the Indemnified Party should elect to exercise such right, Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such Claim at its sole cost and expense.

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(c)          In the event an Indemnified Party should have a Claim against Seller and/or Shareholder hereunder that does not involve a Claim being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such Claim to Seller and/or Shareholder.

11.3         Limitations. Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Section 11.2.1(b), (a) Seller and Shareholder shall not be liable unless and until the aggregate Losses to the Indemnified Purchaser Parties resulting from such otherwise indemnifiable matters under Section 11.2.1(b)(and (x) any Assumed Warranty Obligations described in Section 10.1 and (y) any Customer other Business Relationships described in Section 10.7) shall exceed a cumulative aggregate of $75,000 (the “Indemnification Threshold”)(with Seller and Shareholder being responsible for all Losses that exceed the Indemnification Threshold), and (b) the aggregate amount of any payments that shall be payable by Seller and Shareholder as a result of any Claims for indemnification made under Section 11.2.1(b) with respect to a misrepresentation or breach of warranty shall be limited to $6 million (the “General Maximum Limitation”); provided, however, that neither the Indemnification Threshold nor the General Maximum Limitation shall apply to (i) Claims for Losses relating to a breach of the representations and warranties of Seller set forth in Sections 3.1 through 3.5, 3.10, 3.12, 3.17 (first sentence), 3.21, 3.24, 3.26, 3.27 and 3.37, (ii) Claims for Losses relating to the Retained Liabilities, (iii) Claims relating to any unpaid Taxes owed by Seller and/or Shareholder, including any sales Tax associated with the transactions contemplated hereby and/or required to be paid by, or on behalf of Seller in connection with the operations of its Business, or otherwise, or (iv) Claims for Losses relating to a breach of any representation or warranty that was actually known to be false when made or for fraud. For purposes of determining whether the Indemnification Threshold has been met and in the calculation of losses, all “materiality” qualifiers in this Agreement shall be disregarded.

11.4         Payment; Right of Setoff. Upon the determination of the liability under this Article XI, the appropriate party shall pay to the other, within ten (10) days after such determination, the amount of any Claim for indemnification made hereunder. Further, pending final determination of any Claims in accordance with the provisions of this Article XI, Purchaser shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Claims.

11.5         Other Matters Related to Indemnity.

(a)          An Indemnified Party shall use commercially reasonable efforts to file an insurance Claim in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

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(b)          The calculation of any Losses subject to indemnification under this Article XI will reflect the amount of any insurance proceeds actually received in cash by the Indemnified Party in respect of such Loss (giving effect to deductibles or self-insured or co-insurance payments made), net of the present value of any reasonably probable increase in insurance premiums or other reasonable charges paid or to be paid by the Indemnified Party resulting from such Loss and all reasonable costs and expenses incurred by the Indemnified Party in recovering such proceeds from its insurers.

(c)          The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and causes of Action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.5 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct. The Indemnified Party shall not be entitled to recover any Losses under this Article XI to the extent that such Losses arose primarily from the gross negligence or willful misconduct of the Indemnified Party

11.6         Insurance. Seller shall (and Shareholder shall cause Seller to), at its own expense, secure and at all times maintain, with financially sound and reputable companies, products liability insurance for three (3) years from the Effective Time (the “Product Liability Claim Period”) to protect Purchaser from (a) any and all Product Claims which may or could have arisen before the Effective Time, or other notice, demand, claim, Action before any Body involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), documentation, or sale of products may arise after the Effective Time (the “Post-Closing Product Claims” and, together with the Product Claims, the “Product Liability Claims”). Throughout the Product Liability Claim Period, such policies shall be in such form and in such amounts and coverage as would be deemed prudent by companies engaged in the same or similar businesses as the Seller was engaged prior to the date hereof (but in no event less than One Million ($1,000,000.00) Dollars per occurrence; Two Million ($2,000,000) Dollars in the aggregate), and shall name Purchaser as an additional named insured. Upon any failure of the Seller to procure, maintain and pay all premiums therefor, Purchaser may, at its option, do so, and Seller agrees to pay the cost thereof to Purchaser promptly upon the receipt of a written request therefor from Purchaser. Seller shall (and the Shareholder shall cause Seller to) cause to be included in any and all such insurance policies a provision to the effect that the same will be non-cancellable, not permitted to lapse and not subject to change except upon thirty (30) days prior written notice to Purchaser. Seller shall (and the Shareholder shall cause Seller to), contemporaneously with the execution and delivery of this Agreement, and from time to time thereafter, and promptly upon the request therefor by Purchaser, provide to Purchaser an insurance endorsement confirming that such policies are in effect (collectively, the “Endorsements”). Any renewals, replacements or Endorsements thereto shall also be delivered to Purchaser in a timely manner, and promptly upon the request therefor by Purchaser

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11.7         Effect of Investigation. The representations, warranties, covenants and agreements of Seller and Shareholder, and the Purchaser's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or by reason of the fact that the Purchaser or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser's waiver of any condition set forth in this Agreement, as the case may be.

ARTICLE XII

TERMINATION AND WAIVER

12.1         Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement and Transaction Documents as a condition to such party's obligations hereunder and thereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement and/or Transaction Documents.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1         Expenses. Except as expressly provided otherwise, each of the parties shall bear its own expenses in connection herewith.

13.2         Publicity; Confidentiality. (a) None of the parties hereto will issue or make any report, statement or release pertaining to the matters contemplated by, or otherwise disclose any of the terms or existence of, or transactions contemplated by, this Agreement to any Person without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller and Purchaser may disclose the terms of this Agreement (i) to such of its officers, directors, employees and agents, including its counsel and accountants, who it determines have a need to know and (ii) as required by Law.

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(b)          The parties acknowledge and agree that the Confidentiality Agreement shall continue in all respects in full force and effect until the Closing.

13.3         Sales, Transfer and Documentary Taxes. Seller and Purchaser shall share equally all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by Law on Seller or Purchaser, and each party shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such Taxes. Seller and Purchaser shall cooperate in making in a timely manner all filings, returns, reports and forms as may be required to comply with the foregoing.

13.4         Equitable Relief. The parties acknowledge and agree that, in the event any party shall violate or threaten to violate any of the restrictions of Article V or Section 13.2, the aggrieved party will be without an adequate remedy at Law and will, therefore, be entitled to enforce such restrictions by preliminary, temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, without the necessity of posting any bond or other security, and without prejudice to any other remedies which it may have at Law or in equity.

13.5         Entire Agreement. This Agreement, including the schedules attached hereto, which are a part hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, shall not be deemed waived or otherwise affected by any investigation made by any party hereto. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

13.6         Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier as follows:

If to Purchaser, at:

445 Broadhollow Road

Melville, NY 11747 – Suite 100

Attention: Joseph A. Molino, Jr, Vice President

Telecopier Number: (631) 773-4230

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With a copy to:

SilvermanAcampora LLP

100 Jericho Quadrangle – Suite 300

Jericho, New York 11753

Attn: Steven J. Kuperschid, Esq.

Telecopier Number: (516) 479-6301

If to Seller, at:

7722 Metric Dr.

Mentor, OH 44060

Attention: Rick J. Sabath, President

Telecopier Number: (440) 701-1026

With a copy to:

Cook & Sadorf, PLLC

223 East Blvd.

Suite 3

Charlotte, NC 28203

Attn: Tad Cook, Esq.

Telecopier Number: (727) 726-9044

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 13.6

13.7         Choice of Law; Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the Laws of the State of Ohio, excluding choice of Law principles thereof. Each of Seller and Shareholder hereby irrevocably and unconditionally: (i) consent and submit for itself and himself and its and his property in any Action relating to this Agreement and/or Transaction Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Northern District of the State of Ohio and state courts located within the County of Lake in the State of Ohio; (ii) consents that any such Action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Action or proceeding in any such court or that such Action or proceeding was brought in an inconvenient court and agrees not to plead or Claim the same; (iii) agrees that service of process in any such Action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Seller or Shareholder, as the case may be, at its or his address set forth in Section 13.6, or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 13.6; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law.

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13.8         Severability. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

13.9         Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither Seller nor Shareholder may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other.

13.10       Headings. The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

13.11       No Third Party Beneficiaries. No Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

13.12       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

13.13       Facsimile and Electronic Signatures. Signatures hereon which are transmitted via facsimile or .pdf shall be deemed original signatures.

13.14       Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Accordingly, any rule or Law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

13.15       Joint and Several Liability. Notwithstanding anything contained in this Agreement, Seller and Shareholder shall be jointly and severally liable under this Agreement, whether or not otherwise stated.

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WITNESS the execution of this Agreement as of the date first above written.

ATSCO HOLDINGS CORP.

By:	/s/ Joseph A. Molino, Jr.

Name:	Joseph A. Molino, Jr.
(Please Print)

Title:	Vice President

AIR TOOL SERVICE COMPANY

By:	/s/ Rick J . Sabath

Name:	Rick J. Sabath
(Please Print)

Title:	President

/s/ Rick J. Sabath
Rick J. Sabath, individually

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